                                                                    EXHIBIT 99.1

News Release

Media Contacts:                             Investor Relations:
Secret F. Wherrett                                Tania C. Almond
Digex                                             Digex
240.456.3556                                      240.456.3800
secret.wherrett@digex.com                         tania.almond@digex.com


Digex Previews Highlights From Second Quarter Operating Results
Continued Expansion of Enterprise Customer Base

LAUREL, Md., July 24, 2002 - Digex, Incorporated (Nasdaq: DIGX), a leading provider of managed services, today previewed highlights from its second quarter operating results for the period ending June 30, 2002. Net customer count grew to a high of 689 up from 599 in 1Q02. Revenue totaled $48.7 million for the quarter, compared with $51.8 million in 1Q02 and $53.8 million a year ago. Managed servers totaled 3,827 with average monthly revenue per server of $4,427.

"Our executive team is very focused on moving Digex forward to a state of financial independence," said George Kerns, president and CEO of Digex. "This continues to be an eventful period and we have concentrated a good portion of our time to staying in close touch with our customers. I believe we are seeing the results of that effort through the success we have had retaining customers in this challenging business environment. Additionally, we are pleased to have had a solid quarter for new customer adds."

New customers added by Digex and WorldCom include: Aames Financial Corp., Allied Home Mortgage Capital Corp., BG Group, Children's Hospital of Philadelphia, Criimi Mae, Exelon, Gilat, Gold Avenue, impiric dentsu, Landstar Systems, Inc., Mercer, NATURE & decouvertes, O/E Learning, Performance Products, Pinkerton Computing Consulting, Inc., Reptron, Texas Capital Bank, Trillium Software, a division of Harte-Hanks. A number of customers also upgraded or renewed their services with Digex including: Atofina Chemicals, Inc., Bacardi Global Brands, Inc., Briggs & Stratton, BusinessWeek Online, Heinz, Japan Airlines, Mercedes Benz Credit Corp. and Publishers Clearing House.

"Our cash borrowings this quarter continued to decrease sequentially to $9 million, down from approximately $13 million in 1Q02," said Scott Zimmerman, chief financial officer of Digex. "Earlier this week, WorldCom received court approval to continue funding Digex's operations."

Financial highlights for Digex include:
..      Capital investments for the quarter totaled $14.4 million, down about 59%
       from the year-ago level

..      Total cash borrowings for 2Q02 declined sequentially to $9.0 million from
       $13.2 million in 1Q02

..      Quota-carrying salespeople totaled 114 for the quarter compared with 161 last quarter and 107 in the year-ago period

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       .      Total employees ending June 30, 2002 was 1,182, compared with
              1,293 last quarter and 1,496 in the year-ago period. These totals tie to ending quarter expenses. Active headcount, more reflective of going forward expense levels, ending June 30, 2002 totaled 1,068

       . Digex will announce full second quarter results sometime after August 5, 2002. As described in Digex's 10Q SEC filing dated May 14,2002, "Under Statement of Financial Accounting Standard (SFAS) No. 144, Digex reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable." WorldCom's June 25, 2002 announcement triggered a mandatory, accelerated review of Digex's long-lived assets. We believe the ability for Digex to generate cash flows on those assets, in a reasonable period of time, has clearly been impacted by recent events. The company is currently in the process of appraising a long-lived asset impairment charge under SFAS No. 144 and completing an appraisal of its goodwill and other intangible assets under SFAS No. 142, which it expects to be completed in the beginning of August. A long-lived asset impairment charge and any required write-down of goodwill and other intangible assets will be taken and reflected in the full second quarter filing as an outcome of this assessment. Any write-downs are expected to be a one-time event and will have no impact on cash flows. The June 25th announcement is the only reason that Digex was unable to release its full second quarter results at this time.

                               DIGEX, INCORPORATED
                             SELECTED OPERATING DATA
        Unaudited (Amounts in thousands, except share and per share data)

                                                               Three Months Ended                    Six Months Ended
                                                                    June 30,                             June 30,
                                                       -----------------------------------    ----------------------------
                                                             2002              2001                2002             2001
                                                       ----------------  -----------------    --------------   -----------
Revenue:
     Revenue                                                $   32,318         $   49,802        $   73,186     $ 101,739
     Revenue from WorldCom                                      16,375              3,989            27,264         5,104
                                                       ---------------   ----------------     -------------    ----------
Total revenue                                                   48,693             53,791           100,450       106,843

Costs and expenses:
     Cost of operations                                          3,440              4,375             7,728         9,531
     Cost of services                                           23,008             26,455            48,078        51,000
     Selling, general and administrative                        20,860             32,005            48,871        66,287
     Provision for doubtful accounts                               740              4,601             2,005         7,499
     Provision for doubtful accounts for WorldCom               12,643                  -            13,551             -
     Deferred compensation                                         396                734               993         1,806
     Depreciation and amortization                              42,084             32,401            82,307        61,890

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The majority of the increase in second quarter provision for doubtful accounts is due to inter-company receivables from WorldCom. Digex expects to recognize revenue from WorldCom using cash basis accounting for the foreseeable future, which could have a material impact on future, reported revenue. Deferred revenue will reflect that which has been billed to WorldCom for those underlying customers but not yet received in cash.

                                        2Q02           1Q02            4Q01            3Q01           2Q01
   Revenue Mix by customer type:
      Enterprise                           80%             81%              78%             75%             73%
      Non-Enterprise                       20%             19%              22%             25%             27%

   Customer Data:
      Gross Adds                          119              56               80              82              74
      Normalized Gross Adds*               61             114
      Customers (Net)                     689             599              601             601             603
      Avg. Annualized Rev/Cust       $299,000        $325,000         $324,000        $319,000        $333,000


      * Normalized Gross Adds reflect what the gross adds would have been less the timing effects from a system conversion

      Note: for peer comparison this Customer Data is based on quarterly billing not sales bookings

   Churn (Revenue)                        4.3%            4.9%             4.6%            4.3%            7.5%



Quarterly Conference Call
Digex will host a conference call on Wednesday, July 24th, at 4:30 p.m. EDT to preview highlights from its second quarter 2002 operating results. To participate on this call, please dial (800) 779-5318 or (712) 257-2476 (International), passcode "DIGEX" (the operator will ask for this passcode). In addition, a live audio webcast of this call will be available at http://www.e-meetings.wcom.com. Click on "Join Event - Audio Streaming." The webcast conference ID is: 1581464 and passcode: "DIGEX." Enter your participant information, check the box to accept the terms and conditions, and then select "Proceed" to be joined to the call.

A replay of the call will be available from Wednesday, July 24, 2002 at 7:00 p.m. EDT through Wednesday, July 31, 2002 at 5:00 p.m. EDT by dialing (888) 482-2252 or (402) 998-1372 (International). A replay of the audio webcast will be available for approximately 30 days by going to http://www.e-meetings.wcom.com and following the directions listed above. An archive of the call will also be available at http://www.digex.com/investors.htm.

Forward Looking Statements
Statements contained in this news release regarding expected financial results and other planned events are forward looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Digex's services and the ability of Digex to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or technological conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's annual 10K filing, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

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About Digex
Digex is a leading provider of managed services. Digex customers, from mainstream enterprise corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance e-Enablement, Commerce and Enterprise IT business solutions. Additional information on Digex is available at www.digex.com.

                      About the WorldCom-Digex Affiliation
The WorldCom-Digex affiliation strategically combines the custom managed Web and application hosting expertise of Digex with the shared, dedicated and colocation hosting technologies of WorldCom to offer businesses of all sizes the full continuum of secure, dependable hosting services. Powered by the reach and reliability of the facilities-based WorldCom global network, the WorldCom-Digex affiliation rapidly delivers scalable, high-availability outsourced solutions that enable companies throughout North America, Europe and Asia to better focus on their core business.

All trademarks, tradenames and service marks mentioned and/or used herein belong to their respective owners.

                                       ###

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                               DIGEX, INCORPORATED
                           SELECTED BALANCE SHEET DATA
                (Amounts in thousands, except share information)

                                                                                        June 30,       December 31,
                                                                                          2002            2001
                                                                                       ----------      ------------
                                                                                       (unaudited)
                 SELECTED ASSETS
Current assets:
   Cash and cash equivalents                                                         $      4,812    $       12,096
   Restricted investments                                                                   3,215             3,197
   Accounts receivable, net of allowance of $3,383 in 2002 and
   $4,806 in 2001                                                                          18,147            25,159
   Due from WorldCom, net of allowance of $13,551 in 2002
   and $0 in 2001                                                                           8,636            15,179
   Deferred costs                                                                           6,454             7,302
   Prepaid expenses and other current assets                                                3,815             7,579
                                                                                       ----------      ------------
         Total current assets                                                              45,079            70,512

Notes receivable from employees                                                             6,147             6,825

                 SELECTED LIABILITIES
Current liabilities:
   Accounts payable and accrued expenses                                             $     45,657    $       43,491
   Due to WorldCom                                                                          4,326             4,475
   Current portion of deferred liabilities                                                  6,668             7,572
   Short term debt                                                                         16,627             5,731
                                                                                       ----------      ------------
         Total current liabilities                                                         73,278            61,269
Deferred liabilities                                                                        3,879             4,257
Long term debt                                                                            131,758           122,685
                                                                                       ----------      ------------
            Total liabilities                                                             208,915           188,211
                                                                                       ----------      ------------

Redeemable preferred stock, $.01 par value; 5,000,000 shares authorized; 100,000 shares designated as Series A Convertible;
50,000 and 100,000 Series A Convertible shares issued and
outstanding in 2002 and 2001, respectively (aggregate
liquidation preference of $50,000)                                                         44,049            81,503

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